Exhibit 10.30

EXECUTION COPY

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (the “Agreement”) is entered into as of December 28, 2012 (the “Effective Date”) by and between Bassam Damaj (“Damaj”) and Apricus Biosciences, Inc. and its affiliates and subsidiaries (collectively, the “Company”). Damaj and the Company are the “Parties”.

BACKGROUND:

A. Damaj was employed as the Company’s Chief Executive Officer and President pursuant to that certain Amended and Restated Employment Agreement by and between the Company and Damaj, dated as of January 31, 2011 (the “Prior Agreement”).

B. The Company and Damaj wish to enter into this Agreement to set forth the terms of Damaj’s separation from the Company, effective November 6, 2012 (the “Separation Date”).

C. Company wishes to reach an amicable separation with Damaj. This Agreement assumes that each party will act in a professional and amicable manner during such separation from employment.

D. Company also desires to settle all claims and issues that have, or could have been raised by Damaj in relation to Damaj’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Damaj and Company to date, including, but not limited to, Damaj’s hire, his employment with Company and his separation from employment, on the terms set forth below.

AGREEMENT:

In consideration for the promises to Damaj from the Company (and vice versa) recited below, and other good and valuable consideration, including the mutual release of claims pursuant to this Agreement, the parties agree as follows:

(1) Separation Payments and Mutual Release.

(a) Damaj acknowledges and agrees that he has received the payments set forth on Schedule A attached hereto, which represent all accrued salary and paid time off / vacation pay (“PTO”) that was earned by Damaj through the Separation Date, plus the additional salary reflected on Schedule A under the heading “Stub Period,” which represents the three-day period from the Separation Date through November 9, 2012. Damaj further acknowledges and agrees that he has been paid the sum of $12,490.96 which represents the remainder of the payment due to Damaj in lieu of providing notice to Damaj under Section 6(c) of the Prior Agreement, less applicable withholdings.

(b) Damaj acknowledges that he has received 133,333 shares of Apricus Biosciences, Inc. common stock that was held in the offices of the Company and which was delivered to Damaj on November 9, 2012. The Company and Damaj agree that the Company shall report the delivery of the shares to Damaj as of the Separation Date and at that date the market value of the stock price was $2.94 per share. The Parties acknowledge that the Company is not required to withhold any payroll taxes on shares that become vested as a result of this Agreement and that Damaj’s taxable income on such shares will be fixed with reference to the closing price of the Company’s common stock on the NASDAQ Capital Market on the Effective Date.

(c) Subject to the expiration of the Revocation Period without Damaj exercising his revocation rights under Section 7(c) below, and subject to Damaj’s continued compliance with the terms and conditions of this Agreement, the Company shall provide to Damaj the following payments (collectively, the “Separation Payments”), less all appropriate federal and state income and employment taxes and other applicable withholdings (with tax withholding based on Damaj’s executed Form W-4 previously provided to the Company):

(i) An amount equal to twelve months of base salary ($463,950) (“Severance Payment”). The Severance Payment will be paid over an 8-month period in eight equal monthly installments of $57,993.75, with such payments to be made via direct deposit to Damaj’s bank account consistent with payment practices of his salary during his employment (or via check, if direct deposit is not practicable), with the first installment of $57,993.75 (the “Initial Installment Payment”) to be paid to Damaj on or before December 31, 2012, and each ensuing installment to be paid to Damaj by the 15th day of each month from January 2013 through July 2013. The Initial Installment Payment shall either be paid via direct deposit to Damaj’s bank account or via a check delivered to Damaj via Federal Express or courier, and the amount of the Initial Installment Payment shall be reduced by $10,107.81, which represents the amount Damaj owes the Company for unreimbursed credits for Company expenses.

(ii) The sum of $73,882, which represents Damaj’s pro rated bonus for fiscal 2012, which amount shall be paid to Damaj (also via direct deposit or a check delivered via Federal Express or courier) on or before December 31, 2012.

Additionally, all of Damaj’s outstanding but unvested stock options (the “Options”) and unvested restricted stock (the “Restricted Stock”) shall vest and become exercisable immediately upon the expiration of the Revocation Period. The Options and Restricted Stock subject to accelerated vesting are set forth on Schedule B attached hereto. Upon the expiration of the Revocation Period, the Company’s transfer agent shall issue the vested Restricted Stock to Damaj. Pursuant to the terms of the Company’s 2006 Stock Option Plan, the Options will expire on February 4, 2013 if not exercised by that time through written notice to the Company in accordance with the exercise form that is attached to Damaj’s Option agreements (Attachment D). Further, the Company will reimburse Damaj for the premium costs for continued health coverage under COBRA for himself and his immediate family for a period of up to 12 months after the Separation Date, or such shorter period of time until Damaj has obtained similar health coverage from a new employer. Damaj shall be solely responsible for electing to enroll in COBRA coverage and the Company will, within 30 days from receipt of written evidence from Damaj of payment of such COBRA premiums, reimburse Damaj for the premium costs of such coverage. The Company acknowledges that none of the payments and benefits provided to Damaj under this Agreement are parachute payments subject to Internal Revenue Code Section 280G.

(d) Mutual Release of Claims.

(i) Release by Damaj. In consideration for the Initial Installment Payment of $57,993.75, Damaj for himself and his heirs, agents, assigns, executors, successors and each of them, voluntarily releases and forever discharges the Company, its affiliated and released entities (including, without limitation, the Company’s parent and subsidiary entities), its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damage and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Damaj signs this Agreement, Damaj ever had, now claims to have or ever claimed to have had against any or all of the Releasees; provided, however, that Damaj shall not be deemed to release any Claims relating to any rights provided under this Agreement. Subject to the foregoing limitation, this release by Damaj pursuant to this Agreement is intended to have the broadest possible application and includes, without limitation, all Claims: relating to any transactions or occurrences between them through the time Damaj signs this Agreement, including the Prior Agreement, Damaj’s employment with the Company and the termination of Damaj’s employment; any tort, contract, common law, constitutional or statutory claims relating to the foregoing, including but not limited to wrongful discharge; breach contract; retaliation, harassment or discrimination under federal, state or local law, including, but not limited to, the Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the California Fair Employment and Housing Act; the Age Discrimination in Employment Act or Older Workers Benefit Protection Act; Claims under other federal or state statutes; of defamation or other torts; of violation of public policy; claims for wages, bonuses, incentive compensation, stock, stock options, warrants, vacation pay or any other compensation or benefit; and for damages or other legal or equitable remedies of any sort, including, without limitation, compensatory damages, punitive damages, indirect damages, injunctive relief and attorney’s fees. Notwithstanding the foregoing, Damaj does not release: (a) any rights that cannot be waived, including, without limitation, his right to indemnity pursuant to California Labor Code Section 2802, by law, may not be waived, such as claims with a governmental agency, claims for workers’ compensation benefits, unemployment insurance benefits, statutory indemnity, and any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement; (b) his rights arising solely as a shareholder of the Company; (c) his rights to his Options and Restricted Stock and all outstanding previously vested equity compensation awards; (d) his rights to indemnification under Section 9 of the Prior Agreement, under the Company’s bylaws or articles of incorporation and under the Nevada Corporations Code (Nevada Revised Statute, Chapter 78); (e) his rights to coverage under any directors and officers liability insurance policies; (f) his right to file a charge, testify, assist, or cooperate with the EEOC or to file a claim under the Fair Labor Standards Act, or (g) any claims with regard to vested benefits under a retirement plan governed by the Employee Retirement Income Security Act (ERISA). Notwithstanding the foregoing, Damaj does not release any rights that cannot be waived.

(A) Damaj expressly waives his right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Damaj or on his behalf, related in any way to the matters released herein or related to the matters described in clause (f) of the preceding paragraph.

(B) Damaj declares and represents that he intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Damaj intends the release herein to be final and complete. Damaj executes this release with the full knowledge that this release covers all possible claims against Releasees to the fullest extent permitted by law.

(ii) Release by Company. In consideration for the foregoing release by Damaj and the covenants set forth herein, the Company, on behalf of itself, its agents, assigns, successors and each of them, voluntarily releases and forever discharges Damaj and his heirs (collectively referred to as the “Damaj Releasees”) generally from all Claims that, as of the date when the Company signs this Agreement, the Company ever had, now claims to have or ever claimed to have had against any or all of the Damaj Releasees; provided, however, that the Company shall not be deemed to release any Claims relating to: (A) any rights provided under this Agreement, or (B) any Claims that involve actions or conduct by any of the Damaj Releases that would constitute criminal conduct or a violation of federal or state securities laws, rules or regulations, in each case involving or directly relating to the Company. Subject to the foregoing limitation, this release by Company pursuant to this Agreement is intended to have the broadest possible application and includes, without limitation, all Claims relating to any transactions (including without limitation any related party transactions involving Damaj) or occurrences between them through the time the Company signs this Agreement, including the Prior Agreement, Damaj’s employment with the Company and the termination of Damaj’s employment; any tort, contract, common law, constitutional or statutory claims; Claims under other federal or state statutes; of defamation or other torts; of violation of public policy; and for damages or other legal or equitable remedies of any sort, including, without limitation, compensatory damages, punitive damages, indirect damages, injunctive relief and attorney’s fees. Notwithstanding the foregoing, the Company does not release any rights that cannot be waived.

(A) The Company expressly waives its right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by the Company or on its behalf, related in any way to the matters released herein or related to the matters described in the preceding paragraph.

(B) The Company declares and represents that it intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and the Company intends the release herein to be final and complete. The Company executes this release with the full knowledge that this release covers all possible claims against the Damaj Releasees to the fullest extent permitted by law.

(e) Each party acknowledges that they are familiar with Section 1542 of the California Civil Code, which reads as follows:

California Civil Code Section 1542

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Each party agrees that they are releasing unknown claims and waiving all rights that he may have under Section 1542 of the Civil Code of California or under any statute or common law principle of similar effect.

(2) Representations. As a material inducement to cause the other party to enter into this Agreement, each party hereby represents and warrants to the other that, as of the date of this Agreement, such part has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the other (or any of the Releasees or Damaj Releasees, as applicable) in any court or with any governmental agency.

(3) Mutual Non-Disparagement.

(a) Damaj agrees that he will not, directly or indirectly through affiliates or associates, make any written or oral communications that could reasonably be considered to be disparaging of the Company in any respect, including, but not limited to, the Company’s business, technology, products, executives, officers, directors, former executives, consultants, contractors or agents.

(b) The Company agrees that its board of directors and executive officers will not make (or direct the Company or any of its affiliates, employees or agents to make) any written or oral communications that could reasonably be considered to be disparaging of Damaj (or his spouse or children) in any respect including, but not limited to, Damaj’s personal past performance, abilities or reputation. The Parties acknowledge that any statement relating to the Company’s past performance or actions during Damaj’s tenure as an officer or director shall not, by itself, be deemed to be disparaging of Damaj.

(4) No Admissions. By entering into this Agreement, neither party is making any admission that it has engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

(5) Standstill.

(a) For a period of 18 months from the Separation Date, neither Damaj nor any of his “Affiliates” or “Associates” (each, as defined in the rules and regulations under the Securities Act of 1933, as amended) will in any manner, directly or indirectly:

(i) acquire, offer to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any securities, or direct or indirect rights to acquire any securities, of the Company or any subsidiary of the Company or of any successor to or person in control of the Company, or any cash settled call options or other derivative securities or contracts or instruments in any way related to the price of shares of common stock of the Company, or any assets or property of the Company or any subsidiary of the Company or of any such successor or controlling person (provided however that all of Damaj’s outstanding equity compensation securities are excluded from this provision including any future exercise of his Company stock options);

(ii) make or in any way participate in any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to voting of, any voting securities of the Company or any of its subsidiaries, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or seek election to or to place a representative on the board of directors of the Company or seek the removal of any director from the board of directors of the Company, provided, however, that Damaj shall be permitted (but not required) to vote the Shares in favor of the Board’s recommendations in any proxy solicitation that may be conducted by the Company (for the avoidance of doubt, Damaj shall not be permitted to vote against the Board’s recommendations in any proxy solicitation that may be conducted by the Company);

(iii) make any public announcement with respect to, or solicit or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization, purchase or license of a material portion of the assets and properties of or other similar extraordinary transaction involving the Company or any of its securities or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other person regarding any of the foregoing;

(iv) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any securities of the Company or otherwise in connection with any of the foregoing;

(v) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company;

(vi) publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing;

(vii) advise, assist, encourage or direct any person to do, or to advise, assist, encourage or direct any other person to do, any of the foregoing;

(viii) publicly request the Company or the board of directors of the Company, directly or indirectly, to amend or waive any provision of this Section 5; or

(ix) contest the validity of this Section 5 of this Agreement or seek a release of the restrictions contained under this Section 5 (whether by legal action or otherwise).

(b) Notwithstanding the limitations set forth in Section 5(a), the Company agrees that Damaj shall not be prohibited from initiating private discussions with, and submitting confidential private proposals to, the Company management or members of the board of directors; provided, that, any such proposal shall be conditioned on approval of the Company’s board of directors, shall not require public disclosure and shall not in any event be disclosed publicly or to any third party by Damaj or any of his affiliates.

(6) Negotiation of Agreement. This Agreement was negotiated for each party by a representative of his own choosing. Each party has had an opportunity to negotiate this Agreement; accordingly, there shall be no presumption that drafting ambiguities shall be construed against either party as the drafter. Both the Company and Damaj are voluntarily agreeing to this Agreement.

(7) Review and Revocation Periods.

(a) This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Damaj is advised to consult with any attorney before executing this Agreement.

(b) Acknowledgments/Time to Consider. Damaj acknowledges and agrees that: (i) Damaj has read and understands the terms of this Agreement; (ii) Damaj has been advised in writing to consult with an attorney before executing this Agreement; (iii) Damaj has obtained and considered such legal counsel as he deems necessary; (iv) Damaj has been given 21 days to consider whether or not to enter into this Agreement (although he may elect not to use the full 21-day period at his option); and (v) by signing this Agreement that such decision was entirely voluntary.

(c) Revocation. For the period of seven days from the date when this Agreement is signed by Damaj, Damaj has the right to revoke this Agreement solely with respect to claims released under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act (the “Revocation Period”); any such revocation shall be effected by written notice to the Company’s General Counsel. For such a revocation to be effective, it must be delivered so that it is received by the Company at or before the expiration of the seven-day revocation period. This Agreement shall become effective, solely with respect to the release of claims under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act (“ADEA”), on the first business day following the expiration of the Revocation Period. In the event that Damaj exercises his revocation rights under this Section 7(c), the Parties acknowledge that the release of Damaj’s other Claims shall be unaffected by such revocation and that Damaj’s covenants shall continue in full force and effect.

(d) Preserved Rights of Employee. This Agreement does not prohibit Damaj from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

(8) Return of Property. Damaj confirms that he has returned to the Company all Company property, including, without limitation, the laptops, cell phones, iPads, hard drives and data and any and all other computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). The Company acknowledges receipt from Damaj of the items listed on Schedule D attached hereto. Damaj also commits to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains his property after the Separation Date. In the event that Damaj discovers that he continues to retain any such property, he shall return it to the Company immediately.

(9) Legal Representation. This Agreement is a legally binding document and each party’s signature will commit him/it to its terms. Each party acknowledges that he/it has been advised to discuss all aspects of this Agreement with their attorney, that each has carefully read and fully understands all of the provisions of this Agreement and that each is voluntarily entering into this Agreement.

(10) Absence of Reliance. In signing this Agreement, each party is not relying upon any promises or representations made by anyone at or on behalf of the other party, except as may be set forth in this Agreement.

(11) Understanding of Agreement; Entire Agreement. Damaj expressly states that he has read this Agreement and understands all of its terms, that the preceding paragraphs recite the sole consideration for this Agreement, and that this Agreement constitutes the entire agreement with respect to any matters referred to in it. This Agreement supersedes any and all other agreements between Damaj and the Company regarding Damaj’s employment and the terms of separation, including the Prior Agreement (except for the first sentence in Section 8 and all of Section 9 of the Prior Agreement, titled “No Mitigation; Employee Benefit Plans” and “Indemnification,” which each remain in full force and effect as is). Additionally, the provisions of Section 16 of the Prior Agreement relating to Internal Revenue Code Section 409A are hereby incorporated by reference and are applicable to this Agreement, provided further that the Parties acknowledge that the payments and benefits provided under this Agreement are either exempt from or comply with Internal Revenue Code Section 409A and the Parties shall take positions consistent with this position. This Agreement may only be amended in writing signed by Damaj and an officer of the Company, and it is executed voluntarily and with full knowledge of its significance.

(12) Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(13) Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(14) Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the State of California, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Damaj or the Company or the “drafter” of all or any portion of this Agreement.

(15) Attorneys’ Fees and Costs; Damages; Remedies.

(a) Except as may be permitted under Section 16, the Parties agree that any dispute between the Parties arising out of or relating to the negotiation, execution or performance of this Agreement shall be settled by expedited binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. The location for the arbitration shall be San Diego, California. The arbitration award shall be made within sixty (60) days of the filing of the notice of intention to arbitrate (demand), and the arbitrator(s) shall agree to comply with this schedule before accepting appointment. Any award made by such arbitrator(s) shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties each agree that the arbitration provisions of this Agreement shall provide each Party with its exclusive remedy, and each Party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By electing arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury. In the event that either party brings an action under Section 15(a) to enforce or effect its rights under or relating to this Agreement (a “Proceeding”), the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

(b) If Damaj is determined by the arbitrator to be the prevailing party in any Proceeding where the Company was found to have materially breached this Agreement, then, in addition to being awarded his costs and expenses, Damaj shall be entitled to: (i) interest on any late payments, calculated at a rate equal to the Prime Rate (as then quoted in the Wall Street

Journal), compounded monthly, and (ii) the acceleration of payment for all remaining Separation Payments owed to Damaj, so that the unpaid balance shall be paid in a single lump sum within ten business days of the issuance of the arbitrator’s award. Damaj may also be awarded any economic damages arising from the Company’s breach, as may be determined in the arbitrator in the Proceeding.

(c) If the Company is determined by the arbitrator to be the prevailing party in any Proceeding where Damaj was found to have materially breached this Agreement, then, in addition to being awarded its costs and expenses, the Company shall: (i) be repaid all Separation Payments made after the initial breach by Damaj and shall have no further payment obligations hereunder, and (ii) be entitled to payment of liquidated damages from Damaj in an amount equal to the previously distributed Separation Payments preceding Damaj’s initial breach, but excluding the Initial Installment Payment (which shall remain paid to Damaj except as provided in the following sentence), with such liquidated damages not to exceed $200,000. The Company may also be awarded any economic damages arising from Damaj’s breach, as may be determined by the arbitrator in the Proceeding. In the event that Damaj asserts any Claim that is the subject of his release in Section 1(d)(i) (including any Claims arising under ADEA), then Damaj shall, at the request of the Company, also be required to repay to the Company the Initial Installment Payment, which otherwise serves as consideration for such release of Claims.

(16) Injunctive Relief. In addition to the remedies set forth in Section 15, the parties hereby agree that they shall be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security). All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. The parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek and obtain: (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

(17) Confidentiality of Agreement. Damaj agrees to keep the terms of this Agreement confidential between him and Company, except that Damaj may tell his immediate family and his attorney or accountant, as needed, but in no event should he discuss this Agreement or its terms with any employee of Company. The foregoing confidentiality obligations shall not apply to the extent, and only to the extent, that the Company publicly discloses terms of this Agreement (including by way of filing any portion of this Agreement with the SEC on an un-redacted basis).

(18) Confidentiality and Intellectual Property Agreement. Damaj acknowledges and agrees that he is bound by and will continue to comply with the Confidentiality and Intellectual Property Agreement (“Confidentiality Agreement”) referenced in the Prior Agreement. A copy of the form of Confidentiality Agreement is attached hereto at Schedule C.

(19) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

(20) Cooperation with Damaj. The Company shall use commercially reasonable efforts to cooperate with Damaj on the removal of restrictive legends on any shares of Company common stock held by Damaj, to the extent that sales of such shares or the requested legend removal is then permitted under Rule 144 under the Securities Act of 1933, as amended.

(21) Address and Contact Information. The following addresses (which may be changed through written notice by the parties) shall be used for notices:

Apricus Biosciences, Inc. 11975 El Camino Real, Suite 300 San Diego, California, 92130 Attention: Randy Berholtz, Executive Vice President, General Counsel & Secretary	Bassam Damaj

[signature page follows]

In witness whereof, the parties have signed this Separation Agreement and Mutual Release as of the dates set forth below.

Dated: December 28, 2012		Bassam Damaj, Ph.D.

/s/ Bassam Damaj

Apricus Biosciences, Inc.

Dated: December 28, 2012	By:	/s/ Steve Martin

Steve Martin
Interim Chief Executive Officer

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